Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Green Plains Renewable Energy, Inc:

We consent to the use of our reports dated February 24, 2010, with respect to the consolidated balance sheet of Green Plains Renewable Energy, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the Annual Report on Form 10-K of Green Plains Renewable Energy, Inc. for the year ended December 31, 2009 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 24, 2010 on the consolidated financial statements and related financial statement schedule contains explanatory paragraphs that refer to the Company’s adoption of SFAS No. 141(R), Business Combinations, included in ASC Topic 805, Business Combinations; and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, included in ASC Topic 810, Consolidation.

/s/ KPMG LLP

Omaha, Nebraska

August 3, 2010